88zipmark

# AGREEMENT

This **AGREEMENT** ("**Agreement**"), dated as of November 30, 2012 (the "**Effective Date**"), is entered into by and between Zipmark, Inc., a Delaware corporation with offices located at 56 W. 22nd Street, 9th Floor, New York, New York 100010 ("**Zipmark**"), and Alligato, Inc., a federal Canadian corporation with offices located at Guinness Tower 1450-1055 West Hastings T. Vancouver, BC V6E 2E9 ("**Partner**").

## RECITALS

Zipmark provides a service that allows users to make electronic payments and disburse funds automatically. Partner desires to incorporate access to Zipmark's service into the payment platform/platform it provides so that individuals (Partner's users) can utilize Zipmark's service to send payments using the internet, smartphone or other electronic form as provided for by Zipmark.

For and in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, the adequacy and legal sufficiency of which are hereby acknowledged, Zipmark and Partner hereby agree as follows:

## AGREEMENT

**1. Definitions.**

1.1 "**Combined Service**" means the service that results from the integration of the Zipmark Service into the Partner Service pursuant to this Agreement.

1.2 "**Documentation**" means any documentation relating to the use of the Zipmark API, and any updates to such documentation, that Zipmark provides to Partner.

1.3 "**Partner Service**" means the payment platform that Partner provides to companies, through which Users make payments and/or disburse funds, and with which the Zipmark Service will be integrated to create the Combined Service.

1.4 "**Term**" shall have the meaning provided in Section 9.1.

1.5 "**User**" means a customer of a client to which Partner provides the Partner Service and/or a customer of the Partner.

1.6 "**Zipmark API**" means that Zipmark application programming interface made available to Partner by Zipmark which enables Partner to integrate access to the Zipmark Service into the Partner Service, and any updates thereto that Zipmark makes available to Partner during the Term.

1.7 "**Zipmark Marks**" means the marks listed on Exhibit A.

1.8 "**Zipmark Service**" means the Zipmark online payment service allowing end users to link their bank account to Zipmark in order to make and receive online payments, as

made available by Zipmark, and Zipmark Disbursements allowing partners to make online payments to their partners, merchants and clients as described in Exhibit D.

2. **Grant of Rights**

**2.1 License to Zipmark API and Services.** Subject to the terms and conditions of this Agreement, Zipmark hereby grants to Partner a non-exclusive, non-sublicensable, non-transferable license during the Term to integrate, without modification, access to the Zipmark Services within the Partner Product to create a Combined Service; and (a) access and use the Zipmark API in connection with the permitted access to the Zipmark Service.

**2.2 License to Zipmark Marks.** Subject to the terms and conditions of this Agreement, Zipmark hereby grants to Partner a non-exclusive, non-sublicensable, non-transferable license to use the Zipmark Marks solely in connection with its creation of a Combined Service.

(a) **Form of Use**. The parties shall use the respective Marks of each party only in accordance with reasonable trademark usage guidelines that either party may provide to the other or in forms otherwise approved in writing by the parties. Each party shall include, where appropriate, the designations ® or ™, and other proprietary notices as reasonably required by the parties from time to time. Upon request, the parties shall make available to each other, for its approval, samples of all uses of the Marks.

(b) **Quality Standards and Control.** The nature and quality of all services rendered by Partner in connection with any of the Zipmark Marks shall conform to the level of quality historically associated with Zipmark's use of the Zipmark Marks. Partner shall comply with all applicable laws regulations and obtain all appropriate government approvals pertaining to its use of the Zipmark Marks, and its offering and advertising of services featuring the Zipmark marks.

**2.3 License to Documentation**. Subject to the terms and conditions of this Agreement, Zipmark hereby grants to Partner a non-exclusive, non-sublicensable, non-transferable license to use the Documentation in connection with the permitted access to and use of the Zipmark API during the Term.

**2.4 Nonexclusivity**. Zipmark reserves the unrestricted right to market, distribute, and sell any Zipmark services worldwide, including, without limitation, directly to Users.

3. **Certain Obligations.**

**3.1 Responsibilities of Zipmark**. During the Term and subject to the terms and conditions of this Agreement, including the payment of the applicable fees, Zipmark shall:

(a) use commercially reasonable efforts to maintain the security of the Zipmark Service;

(b) provide Partner with operational support as set forth on Exhibit C; and

(c) use commercially reasonable efforts to maintain a system up-time of 99.9%, and to schedule any required maintenance during non-peak hours.

**3.2 Responsibilities of Partner**. During the Term, and subject to the terms and conditions of this Agreement, Partner shall:

(a) integrate the availability of the Zipmark Service into the Partner Service to create the Combined Service;

(b) use commercially reasonable efforts to prevent and/or unauthorized access to, or use of, the Zipmark Service, and promptly notify Zipmark of any known or suspected unauthorized access or use.

**3.3 Certain Partner Restrictions**. Partner shall not modify, write or develop any derivative software or any other software program based upon the Zipmark Service, Zipmark API or any Confidential Information (as defined below), except any integration code strictly required to enable Partner to access the Zipmark Service as part of a Combined Product. In addition, Partner shall not use the Zipmark Service to: (x) knowingly transmit material containing software viruses or other harmful or deleterious computer code, files, scripts, agents, or programs; (y) knowingly interfere with or disrupt the integrity or performance of the Zipmark Service or the data contained therein; or (z) attempt to gain unauthorized access to the Zipmark Service or any computer systems or networks related to the Zipmark Service.

**3.4 Ownership**. Except for the limited rights granted in Section 2 above, Zipmark (and its licensors) retain all right, title and interest in and to the Zipmark Service, the Zipmark API, the Zipmark Marks, the Documentation, and all intellectual property rights with respect thereto. Partner shall at all times retain all rights, title and interest in any and all customer relationships (contractual or otherwise) established by way of this Agreement.

**3.5 Feedback**. Partner may provide feedback to Zipmark concerning the functionality, enhancements and changes to the Zipmark Service or Zipmark API from time to time, including without limitation identifying errors and potential improvements (the "**Feedback**"). Partner hereby grants to Zipmark a fully paid, irrevocable and perpetual license to use, modify, disclose, display, distribute and otherwise exploit such Feedback without restriction, including without limitation in connection with Zipmark services and support.

**3.6 Support**. Partner shall be responsible for all direct support of Users and companies using the Partner Service. Zipmark shall provide Partner with operational support as set forth in Exhibit C. Partner shall document and promptly report all errors or malfunctions of the Zipmark Service to Zipmark.

**4. Fees.**

**4.1 Zipmark Payment Fees**. Partner shall pay to Zipmark the fee amounts set forth on Exhibit D. Partner shall pay Zipmark all fee amounts no later than the fifteenth (15th) day of the calendar month immediately subsequent to the calendar month during which such amounts accrued (e.g., by August 15 for all fee amounts accruing during July).

**4.2 Interest.** Any overdue amounts will be subject to interest at the lesser rate of 1.0% per month or the greatest amount permitted under applicable law, which interest will be immediately due and payable.

**4.3 Taxes.** All amounts and fees stated or referred to in this Agreement are exclusive of taxes, duties, levies, tariffs, and other governmental charges (including, without limitation, withholding and VAT) (collectively, "**Taxes**"). Partner shall pay or reimburse Zipmark for all federal, state, or local sales, use, or other Taxes, fees, or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than Taxes on the net income of Zipmark). When Zipmark has the legal obligation to pay or collect any such Taxes the appropriate amount shall be invoiced to Partner and timely paid by Partner, unless Partner provides Zipmark with a valid tax or other exemption certificate issued or authorized by the appropriate authority within a time frame allowed under applicable law or provides Zipmark such other evidence requested by Zipmark to establish such exemption.

**4.4 Audit Rights.** Partners hall keep complete and accurate records with respect to its payments under this Agreement. These records shall be retained for a period of at least three (3) years from the date of payment, notwithstanding the expiration or other termination of this Agreement. Zipmark shall have the right to retain, at its sole expense, an independent auditor to examine and audit, not more than once a year with 60 days advance written notice of when such audit is requested to occur (unless the preceding audit revealed an underpayment), and during normal business hours, all such records and any other records and accounts as may contain information bearing upon the amounts payable to Zipmark under this Agreement. Partner shall provide access to all applicable information no later than thirty (30) days following Zipmark's notice to Partner requesting an audit. Except as provided herein, the auditor shall maintain in confidence any information obtained during the course of the audit, and will not disclose such information to Zipmark or any other person. The auditor may only notify Zipmark whether or not Partner is in compliance with its payment obligations under this Agreement. Partner shall promptly compensate for any errors and/or omissions disclosed by such examination or audit which result in an underpayment of royalties hereunder, plus interest on the entire amount unpaid from the date the payment was due at the rate of 1.0% per month (or the maximum interest rate allowed by applicable law, if lower).

## 5. Warranty and Disclaimer.

**5.1 Warranties.** Zipmark warrants, only to Partner, that it will provide the Zipmark API and Zipmark Service in a manner consistent with general industry standards reasonably applicable to the provision thereof. Zipmark's sole obligation, and Partner's exclusive remedy, shall be for Zipmark to correct any nonconformity to this warranty within a reasonable time after receipt of notice from Partner, conditioned on Partner's providing such notice to Zipmark no later than thirty (30) days after discovering such nonconformance.

**5.2 Disclaimer.** EXCEPT AS SET FORTH ABOVE, ZIPMARK MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, REGARDING OR RELATING TO THE ZIPMARK SERVICE, OR ANY MATERIALS OR SERVICES PROVIDED UNDER THIS AGREEMENT. ZIPMARK HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE AND NON-INFRINGEMENT. No employee, agent, representative, or affiliate of Zipmark has authority to bind Zipmark to any oral representations or warranty. Any written representation or warranty not expressly contained in this Agreement will not be enforceable. The Zipmark API and Zipmark Service may be subject to limitations, delays, and other problems inherent in the use of the internet and electronic communications, and Zipmark is not responsible for any delays, delivery failures, or other damage resulting from such problems.

6. **Indemnification**.

**6.1 By Zipmark**. Zipmark shall, at its expense, defend or settle any claim or action brought against Partner to the extent alleging that the Zipmark API or Zipmark Service (i) infringes any patent, copyright, trade secret right, or other intellectual property right of any third party, or (ii) does not comply with all applicable local, state and federal laws, including those related to privacy and the transmission of personal data ("**Claim**"), and Zipmark shall pay any final judgments awarded or settlements approved in writing by Zipmark; provided that Partner gives Zipmark: (1) prompt written notice of any such Claim, (2) reasonable assistance and information in the defense of such Claim and (3) the sole authority to defend or settle such Claim. In the event any such Claim is brought or threatened, Zipmark may, at its sole option and expense: (a) procure for Partner the right to continue use of the Zipmark API, Zipmark Service, or infringing portion of either; or modify or amend the Zipmark API, Zipmark Service, or infringing portion of either, or (b) replace the Zipmark API, Zipmark Service, or infringing portion of either with another application programming interface or service having substantially the same or better capabilities; or (c) if neither of the foregoing is commercially practicable, terminate this Agreement. The foregoing obligations will not apply to the extent the infringement arises as a result of (i) modifications to the Zipmark API or Zipmark Service other than by Zipmark, or (ii) any Claim that would not have arisen but for the combination of the PartnerService and Zipmark Service to create the Combined Service (the preceding (i) and (ii), "**Excluded Causes**"). This Section 6 states the entire liability of Zipmark with respect to infringement or misappropriation of any third party intellectual property right.

**6.2 By Partner**. Partner shall, at its expense, defend or settle any claim or action brought against Zipmark (i) to the extent alleging infringement of any patent, copyright, trade secret right, or other intellectual property right of any third party either as a result of an Excluded Cause or by the Partner Service; (ii) to the extent alleging that the Partner Service or Combined Service does not comply with all applicable local, state and federal laws, including those related to privacy and the transmission of personal data; or (iii) to the extent resulting from the Partner Service or any other Partner product or service (each, an "**Other Claim**"), and Partner shall pay any final judgments awarded or settlements approved in writing by Partner; provided that Zipmark gives Partner: (1) prompt written notice of any such Other Claim, (2) reasonable assistance and information in the defense of such Other Claim and (3) the sole authority to defend or settle such Other Claim.

7. **Confidential Information.**

**7.1 Definition**. "**Confidential Information**" means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents and information), which is designated

as "Confidential," "Proprietary" or some similar designation. Notwithstanding anything to the contrary herein, the Confidential Information of Zipmark will include without limitation the pricing terms of this Agreement, the Documentation, and the Zipmark API. Information communicated orally will be considered Confidential Information if such information is confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information will not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party, without confidentiality obligation, at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party, without confidentiality obligation, from a third party without a breach of such third party's obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.

7.2 **Non-Use and Non-Disclosure**. Each party agrees not to use any Confidential Information of the other party for any purpose except to exercise its rights and perform its obligations under this Agreement. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, except to those employees of the receiving party with a need to know such information. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Notwithstanding, a receiving party may disclose such Confidential Information to the extent it is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure. In addition, the parties acknowledge that Zipmark's disclose of information about Users shall be governed by the then-current version of the Zipmark terms of use (available at [INSERT LINK] as of the Effective Date), and that Zipmark may disclose User data in anonymized or aggregated form to third parties.

7.3 **Copies**. Except as expressly permitted otherwise in this Agreement, neither party shall make any copies of the Confidential Information of the other party unless reasonably necessary to exercise its rights and perform its obligations under this Agreement. Each party shall reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

7.4 **Remedies.** Each party agrees that any violation or threatened violation of this Section 7 may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.

8. **Limitation of Liability.** EXCPET FOR THE PARTIES' OBLIGATIONS UNDER SECTIONS 6 (INDEMNIFICATION) AND 7 (CONFIDENTIAL INFORMATION), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF SUBSTITUTE PRODUCTS OR SERVICES, OR INDIRECT, SPECIAL, INCIDENTAL OR THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED, IN ANY EVENT, THE FEES PAID BY PARTNER TO ZIPMARK UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM.

9. **Term and Termination.**

**9.1 Term.** This Agreement will take effect on the Effective Date and will remain in force for three years unless earlier terminated in accordance with this Agreement ("**Initial Term**"). Thereafter, this Agreement shall automatically renew for successive one year periods (each, a "**Renewal Term**") unless either party gives the other party with written notice of its intention not to renew this Agreement at least sixty (60) days prior to the end of the then-current term. The Initial Term together with all Renewal Terms shall be referred to collectively as the "**Term**."

**9.2 Termination**. A party may, by written notice to the other party, terminate this Agreement if any of the following events ("**Termination Events**") occur: (i) a party is in material breach of any term, condition or provision of this Agreement, which breach is not cured within thirty (30) days after notice; (ii) a party (1) ceases all operations, (2) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes a general assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (3) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes (which if involuntary, is not dismissed within 60 days); or (iii) if Partner fails to pay the fees when due and payable in accordance with this Agreement, which failure is not cured within thirty (30) days after notice.

**9.3 Effect of Termination.** If any Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination and the rights and licenses granted to Partner hereunder will immediately terminate. In the event of any termination or expiration of this Agreement, Partner shall immediately return to Zipmark all Zipmark Confidential Information, Documentation, the Zipmark API, and other materials provided by Zipmark to Partner, and Zipmark's obligation to make available or provide, to Partner and its Users, the Zipmark API and/or Zipmark Service, as applicable, shall terminate. For the avoidance of doubt, Zipmark shall not be liable to Partner for any losses or damages Partner may incur as a result of any termination of this Agreement, including any termination in accordance with Section 9.2(iii) above. The provisions of Sections 1, 4, 5, 6, 7, 8, 9.3 and 10 and any payment obligations of Partner will survive termination or expiration of this Agreement.

10. **Miscellaneous.**

**10.1 Non-assignment**. Except as set forth in this section, neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either party, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger, sale of assets, reincorporation, or reorganization of such party without consent. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 10.1 will be null and void.

**10.2 Notices**. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, delivery confirmation required, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth on the first page of this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this section. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

**10.3 Force Majeure**. Except for the payment of money, neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire, and explosions, but the inability to meet financial obligations is expressly excluded.

**10.4 Waiver**. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

**10.5** Independent Contractor. The relationship between the parties established under this Agreement is that of independent contractors and no party shall be deemed an employee, agent, partner, or joint venturer of or with the other. Each party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance or use of services under this Agreement.

**10.6 Third Party Beneficiary**. Nothing herein, whether express or implied, is intended to or shall confer upon any person or entity, other than parties hereto, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

**10.7 Severability.** If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition, or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

**10.8 Integration.** This Agreement (including the Exhibits) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter. In the event of a conflict between an Exhibit and these terms and conditions, the terms of this Agreement shall supersede any inconsistent terms set forth therein. This Agreement may not be amended, except by a writing signed by both parties.

**10.9 Headings.** The Section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

**10.10 Governing Law.** This Agreement will be interpreted and construed in accordance with the laws of the State of New York and the United States of America, without regard to conflict of law principles. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in the borough of Manhattan, New York, New York, for resolution of any disputes arising out of this Agreement.

**10.11 Counterparts.** This Agreement may be executed by facsimile and/or in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

**Zipmark, Inc.**

By: ______________________

Name: Jay Bhattacharya

Title: CEO

**Alligato, Inc.**

By: ______________________

Name: Ajay Hans

Title: Founder and CEO

zipmark

**EXHIBIT A**

**Marks**

zipmark

zipmark

**EXHIBIT B**

**Zipmark Support Obligations**

Zipmark shall provide support to Partner regarding any technical problems directly related to the Zipmark API. Zipmark shall respond to Partner within 24 hours of a request for support made via email or phone.

**EXHIBIT C**

**Zipmark Payment Fees**

Partner shall pay Zipmark the amounts set forth below:

- **Zipmark Disbursement**

| 0-50,000 Transactions | 50,001-100,000 Transactions | Greater than 100,001 Transactions |
|---|---|---|
| $0.20 per Transaction | $0.15 per Transaction | $0.10 per Transaction |

- **Zipmark Method of Payment** – 80 basis points (bps) on the base transaction with $4 cap (for example if the base transaction is $10, the payment to Zipmark will be $0.08)

**Incentive Program** – Zipmark will give Partner the first 500 (five hundred) Method of Payment transactions at no cost ($0).

zipmark

**EXHIBIT D**

**Zipmark Services**

**Zipmark – Method of Payment (MOP)** allows a partner to accept Zipmark as a MOP on their website, via their Point of Sale (POS) system and platform or from their mobile platform. The partner has the ability to integrate using the Zipmark API (Application Program Interface) allowing them to offer Zipmark as a MOP to their customers for making online payments.

**Zipmark – Disbursement** allows a partner to create and submit online payments from the Zipmark platform to their partners, merchants and/or clients using the Zipmark system. The Disbursement service works as follows:

1. Partner opens a bank account at a financial institution selected by Zipmark.
2. When Partner wishes to use Zipmark to create and submit a payment to a third party, Partner initiates the payment through the Zipmark Disbursement Service.
3. Once Zipmark receives the payment request, it provides the Partner with electronic confirmation of the request and then uses industry standard transfer methods ACH and eChecks – to facilitate the payment from Partner's bank account to the selected third party's account. Zipmark does not directly hold or transfer Partner's funds at any time.
4. Should any issues arise with a payment facilitated through Zipmark's service (e.g., if a payment is late or lost), Zipmark will provide Partner with assistance in determining the cause of the issue by providing Partner with full visibility on all steps taken by Zipmark to facilitate the payment at issue.